October 27, 2023

DGI Investment Trust

Oriental Center

254 Muñoz Rivera Avenue, 10th Floor

San Juan, Puerto Rico 00918

Re: Post-Effective Amendments No. 5 and 7 to Form N-1A Registration Statement

Ladies and Gentlemen:

We, as Puerto Rico counsel to the DGI Investment Trust (the “Trust”), in connection with the Post-Effective Amendments No. 5 and 7 (collectively, the “Post-Effective Amendment”) to the Trust’s registration statement on Form N-1A (File Nos. 333-252816; 811-23637) (the “Registration Statement”), to be filed with the U. S. Securities and Exchange Commission (the “Commission”) on or about the date hereof, relating to the DGI Balanced Fund, a series of the Trust, hereby consent to the incorporation by reference in the Post-Effective Amendment of our opinion, dated October 28, 2022, filed as Exhibit 28(i) to the Registration Statement and to the reference to us under the heading “Legal Counsel” in the Statement of Additional Information contained in the Post-Effective Amendment.

In giving the foregoing consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder by the Commission.

Respectfully,

/s/ Pietrantoni Mendez & Alvarez LLC